                                                                    EXHIBIT 11

                   COMPUTATION OF PER SHARE EARNINGS

                                                         1993     1992    1991
                                                         ----     ----    ----
                                                         (IN THOUSANDS, EXCEPT
                                                          PER SHARE AMOUNTS)
Net earnings available for common stock                 $6,890   $1,445  $  987
                                                        ======   ======  ======

Primary earnings per share:
   Average shares outstanding at December 31            $7,892   $7,889  $7,930
   Stock options                                            85       22       8
                                                        ------   ------  ------
   Average shares outstanding                           $7,977   $7,911  $7,938
                                                        ======   ======  ======
   Primary earnings per share                           $ 0.86   $ 0.18  $ 0.12
                                                        ======   ======  ======

Fully diluted earnings per share:
   Average shares outstanding at December 31            $7,892   $7,889  $7,930
   Stock options                                           117       22      13
                                                        ------   ------  ------
   Average shares outstanding                           $8,009   $7,911  $7,943
                                                        ======   ======  ======
   Fully diluted earnings per share                     $ 0.86   $ 0.18  $ 0.12
                                                        ======   ======  ======

- -----------------
Note: Adjusted for the three for two stock split distributed in the form of a 50% stock dividend on March 9, 1994.